Exhibit 5.1
[Letterhead of Gibson, Dunn & Crutcher LLP]
Client: C 73074-00111
January 7, 2011
Quidel Corporation
10165 McKellar Court
San Diego, California 92121
Re: Quidel Corporation — Offering of Common Shares
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3, File No. 333-169136, of Quidel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 1, 2010 (as amended, the “Registration Statement”), the preliminary prospectus supplement and prospectus related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on January 5, 2011 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on January 7, 2011 (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), in connection with the offering by the Company of up to 4,600,000 common shares of the Company, par value $0.001 per share (the “Shares”) and associated preferred stock purchase rights of the Company. In connection with the issuance of the Shares, the Company has entered into an Underwriting Agreement, dated as of January 6, 2011 (the “Underwriting Agreement”), between the Company and the underwriter named therein (the “Underwriter”).
In arriving at the opinion expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company, certificates of officers of the Company and of public officials, and other documents as we have deemed necessary or advisable to enable us to render the opinion. As to any facts material to the opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Underwriter and others. In our examination, we have assumed without independent investigation that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic, and the documents submitted to us as copies conform to the originals.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

Quidel Corporation
January 7, 2011

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL, as currently in effect, and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP